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2nd Request
Urgent Proxy Information
Please cast your vote now!
Dear Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on important proposals that affect your fund. This information described the proposals and asked for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.
YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY
BE.
I am writing to remind you that your participation is extremely important. The shareholder meeting cannot be held until we receive a majority of the votes. If you haven't done so already, please cast your vote on the enclosed proxy card.
VOTING IS QUICK AND EASY.  EVERYTHING YOU NEED IS ENCLOSED.
To cast your ballot, simply record your vote on the enclosed proxy card. You can mail your signed proxy card in the postage paid envelope, or fax your signed proxy card to 1-888-451-8683. If you choose to fax, please fax both the front and back of each card. Whether you mail or fax your card, please be sure to sign the proxy card.
If you have already voted, thank you for your response. If you have any further questions, please call Fidelity at 1-800-544-8888. We appreciate your immediate attention. Thank you.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer